UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2004

Riggs National Corporation

(Exact name of registrant specified in its charter)

Delaware	0-9756	52-1217953

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1503 Pennsylvania Avenue, N.W., Washington, D.C.	20005

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: 202/835-4309

(Former name and former address, if changed since last report)

Item 10. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On July 7, 2004, the Board of Directors approved the amendment of each of the Riggs National Corporation Employee Code of Conduct and that Riggs National Corporation Non-Employee Director Code of Conduct (together, the “Codes”). The amendments were made in order to comply with certain terms and conditions of a May 13, 2004 Consent Order issued by the Comptroller of the Currency of the United States of America (the “Consent Order”) with the consent of Riggs Bank N.A. (the “Bank”). The amendments also include certain clarifications and refinements. The amendments do not involve a waiver of any provision of either of the Codes. Copies of the amended Codes are attached.

The Codes were amended in response to the requirement of the Consent Order that the Bank adopt written, comprehensive policies for internal controls that address specified topics. These topics include among other things the accountability of employees of the Bank for adherence to the Bank’s internal policies and procedures; the prohibition of any employee having signature authority, ownership, or custodial powers for any customer’s account, except designated trust accounts; arms-length dealing in any transactions involving customers of the Bank; parameters for the disclosure of “related interests” as defined by 12 C.F.R. Part 215, including any Personal Investment Company; and any material interest in the business of a borrower, an applicant, or other customer of the Bank.

The amendments also include some clarifications and refinements, as noted above. Among other things, the Non-Employee Director Code of Conduct has been amended to clarify that it applies to non-employee directors of the Bank, as well as to non-employee directors of Riggs National Corporation. Both Codes have furthermore been amended to further define the word “gift,” and to provide additional examples of conflicts of interests.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits.

Exhibit 14.1	Riggs National Corporation Employee Code of Conduct, as amended.

Exhibit 14.2	Riggs National Corporation Non-Employee Director Code of Conduct, as amended.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 8 , 2004	By:	/s/ Steven T. Tamburo

	Name: Title:	Steven T. Tamburo Chief Financial Officer